UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 18, 2022
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On January 18, 2022, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the third quarter ended November 30, 2021. The information regarding the financial results for the third fiscal quarter ended November 30, 2021 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On January 18, 2022, the Company issued a news release to report its financial results for the third quarter ended November 30, 2021. To review the full financial results, please view the Company’s recent Form 10-Q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q3 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $5.9 million which was an increase of $1.02 million or 21% compared to Q3 2020 (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported Year over Year quarterly growth in Telecommunications Products & Services business revenue of $2.8 million or 580% compared to Q3 2020;

●	Reported quarterly loss in SMS & MMS business revenue of $1.78 million or 40% compared to Q3 2020;

●	Reported no revenues in Big Data;

●	Reported gross profits of $967,075 which was an increase of $346,532 or 56% compared to Q3 2020;

●	Reported quarterly cost of revenue of $4.93 million which was an increase of $0.67 million or 16% compared to Q3 2020;

●	Reported quarterly net loss of $1,037,172 which was an increase of $0.33 million or 47% compared to Q3 2022;

●	Basic and Diluted loss per share of $0.02;

●	On November 30, 2021, FingerMotion had $1,116,448 in cash, a working capital surplus of $5,489,655 and a positive shareholders equity of $5,667,780;

●	Total Assets were $9.95 million, Total Current Liabilities were $4.28 million and Total Liabilities were $4.28 million; and

●	42,482,260 common shares were issued and outstanding as of November 30, 2021.

Strong profitability emerged in the quarter as we set a new record of $967,075 in gross profit.

“The third quarter finished strong with $5.9 million in revenue and an acceleration of our top up business,” stated Martin Shen, CEO of FingerMotion. “During the quarter we were aggressive in rolling out our collaboration with China Mobile in the Fujian province. We had to reallocate our resources into telecom which slowed the spectacular revenue growth in SMS that we had seen in the past. While there was no revenue from big data during the current quarter, there was considerable time spent on continuing discussions with Pacific Life Re, the global life reinsurance company.”

General and administrative expenses increased by $727,564 or 92% during the quarter which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our 3 lines of business simultaneously. Marketing costs increased $103,339 or 75% which was due to the cost of promoting our product offerings on a variety of our platforms. Research and development expenses increased to $158,055 during the quarter which was up 27% due to high data access and usage fees charged by the telecom companies.

“Our balance sheet continues to strengthen with over $5.6 million in shareholders equity,” stated Martin Shen. “This quarter showed record profitability as gross margin continued to grow. We expect this trend in gross margins to continue, and revenue should ramp as the insurtech business starts to unfold. During the past quarter the Company announced the formation of two new brands in order to provide mobile device protection in China. Beta testing is underway and could start contributing to revenue in the current quarter. The Company anticipates this could represent a significant revenue stream in the next fiscal year.”

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated January 18, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: January 18, 2022	By:	/s/ Martin J. Shen
Martin J. Shen
CEO